UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Heller, Ronald I.
   74 Farview Road
   Tenafly, NJ  07670
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   March 16, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Golf Rounds.com, Inc.
   TEEE
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |144,615 (1)           |D               |                                               |
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Common Stock                               |144,615 (2)           |D               |                                               |
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Common Stock                               |36,750 (3)(4)         |D               |                                               |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Purchase Option (4)(5)  |Immed.   |3/16/05  |Common Stock           |48,522   |$1.50     |D            |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These securities are owned by the Ronald I. Heller Revocable Trust dated 12/23/97, a trust organized and existing under the laws of the State of
New Jersey. The trustees of the Ronald I. Heller Revocable Trust are Ronald I. Heller and Joyce L. Heller.
(2) These securities are owned by the Joyce L. Heller Revocable Trust dated 12/23/97, a trust organized and existing under the laws of the State of
New Jersey. The trustees of the Joyce L. Heller Revocable Trust are Joyce L. Heller and Ronald I. Heller.
(3) These securities are owned by the Delaware Charter Guarantee & Trust Co. for the benefit of the Ronald I. Heller IRA, of which Ronald I. Heller is the
trustee.
(4) As the wife of Ronald I. Heller, Joyce L. Heller may be deemed to beneficially own these shares pursuant to interpretations of the Securities and Exchange Commission. However, Ms. Heller disclaims beneficial interest in these securities except to the extent of her ultimate pecuniary interest, if any, and this report shall not be deemed an admission thatMs. Heller is the beneficial owner of the securities for purposes of Section 16 or for any other
purpose.
(5) Represents a purchase option issued by the Issuer to Ronald I. Heller in connection with a private placement consummated by the Issuer on March
16,
2000.
Joint
Filer
/s/ Joyce L.
Heller
------------------------------------------------------
Joyce L.
Heller
SIGNATURE OF REPORTING PERSON
/s/ Ronald I. Heller, for himself
DATE
June 13, 2002